Exhibit 99.2

CAUTIONARY STATEMENT REGARDING FORWARD-LOOKING STATEMENTS

This offering memorandum contains certain “forward-looking statements” that may involve many risks and uncertainties. Forward-looking statements reflect our current expectations or forecasts of future events. Forward-looking statements generally can be identified by the use of forward-looking terminology such as “aim,” “anticipate,” “believe,” “could,” “continue,” “estimate,” “expect,” “forecast,” “goal,” “intend,” “may,” “might,” “objective,” “plan,” “predict,” “project,” “should,” “target,” “will,” “would,” and other similar words, or phrases, or the negative thereof, unless the context requires otherwise. These statements reflect management’s current views with respect to future events and are subject to risks and uncertainties, both known and unknown. Our actual results may vary materially from those anticipated in forward-looking statements. We caution investors not to place undue reliance on any forward-looking statements.

Important factors that could cause actual results to differ materially from those reflected in such forward-looking statements and that should be considered in evaluating our outlook include, but are not limited to, the following:

•	the timing and conditions surrounding the return to service of the B737 MAX, future demand for the aircraft, and any residual impacts of the grounding on production rates for the aircraft;
•	our reliance on Boeing for a significant portion of our revenues;
•	our ability to continue to grow our business and execute our growth strategy including our ability to enter into profitable supply arrangements with additional customers;
•	the business condition and liquidity of Boeing, Airbus and other customers and their ability to satisfy their contractual obligations to the Company;
•	demand for our products and services and the effect of economic or geopolitical conditions, or other events, such as pandemics, in the industries and markets in which we operate in the U.S. and globally;
•	the impact of the COVID-19 pandemic on our business and operations, including on the demand for our and our customers’ products and services, on trade and transport restrictions, on the global aerospace supply chain, on our ability to retain the skilled work force necessary for production and development and generally on our ability to effectively manage the impacts of the COVID-19 pandemic on our business operations;
•	the certainty of our backlog, including the ability of customers to cancel or delay orders prior to shipment;
•	our ability to accurately estimate and manage performance, cost, margins, and revenue under our contracts, and the potential for additional forward losses on new and maturing programs;
•	our ability and our suppliers’ ability to accommodate, and the cost of accommodating, changes in the build rates of certain aircraft;
•	competitive conditions in the markets in which we operate, including in-sourcing by commercial aerospace original equipment manufacturers;
•	our ability to successfully negotiate, or re-negotiate, future pricing under our supply agreements with Boeing, Airbus and other customers;
•	the success and timely execution of key milestones, such as the satisfaction of closing conditions, in our announced acquisition of select assets of Bombardier, and our ability to effectively assess, manage, close, and integrate the acquisition along with others that we pursue, and generate synergies and other cost savings therefrom, while avoiding unexpected costs, charges, expenses, and adverse changes to business relationships and business disruptions;
•	the possibility that our cash flows may not be adequate for our additional capital needs;
•	our ability to avoid or recover from cyber-based or other security attacks and other operations disruptions;
•	legislative or regulatory actions, both domestic and foreign, impacting our operations;
•	the effect of changes in tax laws and our ability to accurately calculate and estimate the effect of such changes;
•	any reduction in our credit ratings;
•	our dependence on our suppliers, as well as the cost and availability of raw materials and purchased components;
•	our ability to recruit and retain a critical mass of highly skilled employees;
•	our relationships with the unions representing many of our employees, including our ability to avoid labor disputes and work stoppages with respect to our union employees;

•	spending by the U.S. and other governments on defense;
•	pension plan assumptions and future contributions;
•	the effectiveness of our internal control over financial reporting; and any difficulties or delays that could affect the Company’s ability to effectively implement the remediation plan, in whole or in part, to address the material weakness identified in the Company’s internal control over financial reporting, as described in Item 9A. “Controls and Procedures” of the Annual Report on Form 10-K for the year ended December 31, 2019;
•	the outcome or impact of ongoing or future litigation, claims, and regulatory actions, including our exposure to potential product liability and warranty claims;
•	our ability to continue selling certain receivables through our supplier financing programs;
•	our ability to access the capital markets to fund our liquidity needs, and the costs and terms of any additional financing;
•	any regulatory or legal action arising from the review of our accounting processes; and
•	the risks of doing business internationally, including fluctuations in foreign currency exchange rates, impositions of tariffs or embargoes, trade restrictions, compliance with foreign laws, and domestic and foreign government policies.

These factors are not exhaustive and it is not possible for us to predict all factors that could cause actual results to differ materially from those reflected in our forward-looking statements. These factors speak only as of the date hereof, and new factors may emerge or changes to the foregoing factors may occur that could impact our business. As with any projection or forecast, these statements are inherently susceptible to uncertainty and changes in circumstances.

Except to the extent required by law, we undertake no obligation to, and expressly disclaim any obligation to, publicly update or revise any forward-looking statements, whether as a result of new information, future events or otherwise. You should review carefully the section captioned “Risk Factors” in this offering memorandum, the sections captioned “Risk Factors” in our most recent Annual Report on Form 10-K and Quarterly Reports on Form 10-Q, and in the sections captioned “Management’s Discussion and Analysis of Financial Condition and Results of Operations” in our most recent Annual Report on Form 10-K and our Quarterly Reports on Form 10-Q for a more complete discussion of these and other factors that may affect our business. In light of such risks and uncertainties, we caution you not to rely on these forward-looking statements in deciding whether to invest in our debt securities.

Recent Developments

COVID-19

The COVID-19 pandemic has continued to have a significant negative impact on the aviation industry, our customers, and our business globally. In response to the pandemic, we and our customers have implemented production suspensions and our customers have adjusted production rates. Our customers may reduce or alter production rates again if circumstances require. A description of our customers’ rates is below. We expect the pandemic and its effects to continue to have a significant negative impact on our business for the duration of the pandemic and during the subsequent economic recovery in the aviation industry, which could be an extended period of time.

In response to the COVID-19 pandemic, we have enacted our crisis management and response process as part of our enterprise risk management program to help us navigate the challenges we face due to the COVID-19 pandemic. Actions that we have taken include the following:

•	deployed global teams to monitor the situation and recommend appropriate actions;

•	implemented travel restrictions for our employees;

•	implemented social-distancing standards throughout the workplace and mandated mask use;

•	initiated consistent and ongoing cleaning of high-touch areas;

•	conducted deep cleaning and sanitization of work spaces potentially exposed to the virus;

•	established processes aligned with CDC guidelines to work with any exposed individual on the necessary quarantine period and the process to return to work; and

•	implemented working from home when possible to minimize potential exposure to the virus.

We have taken several actions to reduce costs, increase liquidity and strengthen our financial position in light of the economic impact of the COVID-19 pandemic, and the B737 MAX impact (further described below) resulting in over $1 billion of annualized cost savings, including the following:

•	reduced approximately 6,000 employees globally;

•	reduced pay for all U.S.-based executives by 20 percent until further notice and reduced non-U.S. executive pay in accordance with local law and statutory requirements;

•	reduced 2020-2021 term non-employee director compensation by 15 percent;

•	reduced planned capital expenditures and operating expenses;

•	suspended our share repurchase program;

•	reduced quarterly dividends to one penny per share;

•	initiated multiple production worker furloughs;

•	implemented a four-day work week for our salaried workforce at our Wichita, Kansas facility until further notice;

•	amended our existing senior secured credit facility for covenant relief, and we expect to enter into a new senior secured term loan B credit agreement concurrent with the closing of this offering (the “2020 Credit Agreement”);

•	issued $1.2 billion in 7.500% Senior Secured Second Lien Notes due 2025; and

•	elected to defer the payment of $15.9 million in employer payroll taxes incurred through July 2, 2020, as provided by the Coronavirus Aid, Relief, and Economic Security Act (the “CARES Act”), of which 50% is required to be deposited by December 2021 and the remaining 50% by December 2022. In addition, as of July 2, 2020, we have recorded a deferral of $28.5 million of VAT payments until March 2021 under the United Kingdom deferral scheme.

If OEM production rates decline in the future, the MAX return to service timeline lengthens or the expected pandemic recovery timeline lengthens, we will evaluate further cost reduction actions, including additional workforce actions.

As described below, our customers, including Boeing and Airbus, have significantly reduced their overall production rates as a result of the COVID-19 pandemic and, in the case of Boeing, the B737 MAX grounding. A discussion of current rates is set forth below.

Boeing Production Volumes

As of the date of this offering memorandum, the overall rates used by the Company are as follows:

•	B737 MAX, including P-8, of 72 shipsets for 2020, increasing to 31 airplanes per month (“APM”) in 2022;

•	B787 average production volume of 10 APM in 2020, decreasing to 6 APM in 2021 and 2022;

•	B777/777X average production volume of 3.6 APM in 2020, decreasing to 2 APM in 2021;

•	B767 current and future production volume of 3 APM; and

•	B747 current production volume of 0.5 APM and ending production in 2022.

The Company is currently evaluating the potential impact to the B787 program based on Boeing’s announcement on July 29, 2020 that production volumes on the B787 will decrease to 6 APM beginning in 2021. The Company’s preliminary assessment is that it expects to incur an incremental forward loss of approximately $40 to $50 million in the third quarter of 2020. The estimated incremental forward loss is the anticipated impact of an assumed production rate of 6 APM during 2021 and 2022. Additionally, Boeing announced that the combined production rate on the B777/777X program would decrease to 2 APM beginning in 2021. The production volume decrease on the B777/777X program will impact other commercial programs across the Company, and may result in additional forward losses on other programs of approximately $25 to $30 million.

The Company is attempting to calibrate its cost structure to the lower production volumes and manage the impact of excess production capacity across our sites. The Company’s strategy to recalibrate its cost structure is likely to lead to a consolidation of sites where excess capacity exists.

Airbus Production Volumes

As of the date of this offering memorandum, the overall rates used by the Company are as follows:

•	Single-aisle average production volume of 40 APM;

•	A350 average production volume of 5 APM; and

•	A330 average production volume of 2 APM.

The Company is currently evaluating the production schedule changes to the A350 program and, based on its preliminary assessment, expects to incur an incremental forward loss of approximately $15 to $25 million in the third quarter of 2020. As a result of the uncertainty that exists regarding specific production rates, the timing and duration of production rate decreases, and the Company’s actions it may take to recalibrate its cost structure in response to lower production volumes, the amount of forward loss the Company will incur in the third quarter of 2020 may be materially different than the range indicated above.

Due to the uncertain and rapidly evolving nature of current conditions around the world, we are unable to predict accurately the impact that COVID-19 will have on our business going forward, including:

•	whether there will be additional production suspensions or production rate reductions relating to the COVID-19 pandemic and the resulting impact on our financial performance, liquidity and our cash flows;

•	if we will have significant employee absenteeism due to fear of COVID-19 infection;

•	if we may experience lawsuits or regulatory actions due to COVID-19 spread in the workplace;

•	reputational risk we may experience due to COVID-19 spread in the workplace;

•	the effect of significant salary cuts across our workforce, which may result in critical employee departures;

•	the impact remote working arrangements, salary reductions, and shortened work weeks for salaried employees will have on the health and productivity of management and our employees, and our ability to maintain our financial reporting processes and related controls and manage the complex accounting issues presented by the COVID-19 pandemic such as excess cost accounting, impairment analysis and business combination controls;

•	the impact on the Company’s vendors and outsourced business processes and their process and controls documentation;

•	the impact on our suppliers, including whether they will be able to meet our future needs;

•	the impact on our contracts with our customers and suppliers, including force majeure provisions;

•	our ability to withstand and recover from any cyberattacks as a result of a remote working environment, and potential reputational impacts or loss of customer contracts as a result of such cyberattacks;

•	the impact on the public’s demand and ability to pay for future airline travel, whether or not vaccines or effective treatments for COVID-19 become available; and

•	the impact of Government health and protection policies to future air traffic demand.

Any of these items or all of these items may occur, which individually or in the aggregate may have a material adverse effect on our business, financial condition, results of operations and cash flows.

The extent of the effects of the COVID-19 outbreak on our business, results of operations, cash flows and growth prospects is highly uncertain and will ultimately depend on future developments, most of which are outside of our control. These include, but are not limited to:

•	the severity, extent and duration of the global pandemic and its impact on the aircraft industry;

•	the availability of a vaccine or cure that mitigates the effect of the virus;

•	actions taken by governments and municipalities to contain the disease or treat its impact, including travel restrictions and bans, bans on public gatherings, closures of non-essential businesses and aid and economic stimulus efforts;

•	the speed and extent of the recovery across the broader travel ecosystem, including how long the public will continue to be concerned about the pandemic and avoid aircraft travel; and

•	any economic recession resulting from the pandemic.

The pandemic may continue to expand in regions that have not yet been significantly affected by the COVID-19 outbreak or may return to regions that were previously heavily impacted by the pandemic, which could continue to affect our business. Also, existing restrictions in affected areas could be extended after the virus has been contained in order to avoid relapses, and regions that recover from the outbreak may suffer from a relapse and re-imposition of restrictions.

Our expectation is that our business operations will not improve until our customers are willing to produce aircraft at sufficient levels, which is dependent upon the public’s willingness to use aircraft travel and sufficient OEM orders (without suspension) from airlines and the financial resources of airlines specifically and generally. This may not occur until well after the broader global economy begins to improve.

B737 Program

The B737 MAX program is a critical program to the Company. For the twelve months ended December 31, 2019, approximately 53% of our net revenues were generated from sales of components to Boeing for the B737 MAX aircraft. While we have entered into long-term supply agreements with Boeing to continue to provide components for the B737 for the life of the aircraft program, including commercial and the military P-8 derivatives, Boeing does not have any obligation to purchase components from us for any replacement for the B737 that is not a commercial derivative model as defined by the Sustaining Agreement. The contract is a requirements contract and Boeing can reduce the purchase volume at any time.

In March 2019, the B737 MAX fleet was grounded in the U.S. and internationally following the 2018 and 2019 accidents involving two B737 MAX aircraft. To date, the fleet remains grounded and the recertification process is continuing. Due to the grounding and the impacts of COVID-19 on the aviation industry, the Company has experienced significant deteriorations in its B737 MAX production rates that have reduced the Company’s revenues. A summary of the production rate changes is below.

•	On April 12, 2019, Boeing and the Company executed a Memorandum of Agreement (the “2019 MOA”) providing that the Company was to maintain its delivery rate of 52 shipsets per month with respect to the B737 MAX. Previously, the Company was expecting to increase production to a rate of 57 shipsets per month;

•	On December 19, 2019, Boeing directed the Company to stop all B737 MAX deliveries to Boeing effective January 1, 2020. Accordingly, Spirit suspended all B737 MAX production beginning on January 1, 2020;

•	On February 6, 2020, Boeing and Spirit entered into a Memorandum of Agreement (the “2020 MOA”) largely superseding the 2019 MOA and providing for Spirit to deliver to Boeing 216 B737 MAX shipsets in 2020;

•	On May 4, 2020, Boeing and the Company agreed that Spirit would deliver 125 B737 MAX shipsets to Boeing in 2020; and

•	On June 19, 2020, Boeing directed Spirit to reduce its 2020 B737 MAX production plan from 125 to 72 shipsets.

While we have taken actions to align our cost structure to the lower 2020 production rates, the benefit of such actions will be realized over time and the B737 MAX situation continues to present challenges to our business. These challenges are exacerbated by the COVID-19 pandemic as other programs that mitigate the strain of the lower B737 MAX production rate are producing at lower rates.

While recent news reports have indicated that the recertification process for the B737 MAX continues, we are unable to determine definitively when Boeing will be able to secure regulatory approval for the B737 MAX. Based on public information, we have assumed that regulatory approval will enable Boeing to resume delivering B737 MAX aircraft to its customers in the fourth quarter of 2020. However, the civil aviation authorities control the timeline for recertification and resumption of deliveries and actual timing may be materially different. Further, we cannot predict the effect of the COVID-19 pandemic on this timeline. In the event of delays to this timeline and corresponding changes to our production rate, we may be required to take actions with longer-term impact, such as additional changes to our production plans, employment reductions and/or the expenditure of significant resources to support our supply chain and/or Boeing.

If Boeing is unable to return the B737 MAX to service in one or more jurisdictions, begin timely deliveries to customers, or if our customers’ production levels across our programs are reduced beyond current expectations due to depressed demand relating to COVID-19 or otherwise, our liquidity position may worsen absent our ability to procure additional financing, our ability to comply with the terms of our existing indebtedness may be negatively impacted and our business, financial condition, results of operations and cash flows could be materially adversely impacted.

Description of Items Affecting Preliminary Third Quarter 2020 Results

While the Company has not yet closed the third quarter of 2020, it expects that there will be pressure on revenue, net income, EBITDA and Adjusted EBITDA (as applicable) for the third quarter due in part to the following:

•	Fluidity and changes in production rates and schedules based on customer cancellations or deferrals (across programs) in light of COVID-19’s impacts on the industry, which have resulted in changes to expected revenue, net income, EBITDA and Adjusted EBITDA;

•	An expected forward loss of $15-25 million on the A350 program, as noted above;

•	An expected forward loss of $25-30 million on B767, BR725, B747 programs primarily driven by reduced B777/B777X program production volumes, as noted above;

•	An expected forward loss of $40-50 million on the B787 program, as noted above;

•	The finalization of overhead rate changes resulting from recalibrated production volumes on multiple Boeing programs, primarily the decrease of the B777/777X program;

•	The termination of the Asco Purchase Agreement pursuant to the Termination Agreement, given previous plans to complete that transaction and the anticipated recognition of revenue, net income, EBITDA and Adjusted EBITDA previously expected during the third quarter of 2020;

•	The amount and timing of excess capacity costs related to production rate decreases on the B737 program; and

•	Incremental restructuring costs relating to the Company’s executive voluntary layoff program launched in the third quarter of 2020.

In connection with our quarterly closing and review process for the fiscal quarter with our independent auditors, we may identify items that would require us to make adjustments to the items set forth above, or we may experience adjustments to our third quarter results not caused by an item listed above. Our consolidated financial statements for the third quarter of 2020 will not be available until after this offering is consummated, and consequently, will not be available to you prior to investing in this offering. Ernst & Young LLP (“E&Y”) has not audited, reviewed, compiled, or applied agreed-upon procedures with respect to the preliminary financial data for the third quarter of 2020. Accordingly, E&Y does not express an opinion or any other form of assurance with respect thereto. Investors should not place undue reliance on items set forth above.

RISK FACTORS

Investing in the notes involves a high degree of risk. You should carefully consider the risks described below as well as other information and data contained in this offering memorandum and the documents we incorporate by reference herein (including our Annual Report on Form 10-K for the year ended December 31, 2019 and our Quarterly Reports on Form 10-Q for the quarters ended April 2, 2020 and July 2, 2020) before making an investment in the notes.

Any of these risks or the occurrence of any one or more of the uncertainties described below could have a material adverse effect on our financial condition and the performance of our business. The risks and uncertainties described below are those that we currently believe may materially and adversely affect our company, our business or results of operations in the future or investments in our debt securities. The risks described below are not the only ones facing our company. Additional risks and uncertainties that we are unaware of or that we currently deem immaterial may also materially and adversely affect our company, our business or results of operations in the future or investments in our debt securities. The risks discussed below also include forward-looking statements and our actual results may differ substantially from those discussed in these forward-looking statements. See “Cautionary Statement Regarding Forward-Looking Statements.”

Risks Related to Our Business

The COVID-19 pandemic has had and is expected to continue to have a material negative impact on our industry and business.

In response to the COVID-19 pandemic, many governments around the world have implemented and are continuing to enforce a variety of measures to reduce the spread of COVID-19, including restrictions and bans on travel, bans on public gatherings, instructions to residents to practice social distancing, quarantine advisories, shelter-in-place orders, and closures of businesses. In addition to governmental measures, many companies are adopting similar restrictions to protect their employees from potential exposure. These actions have forced our customers, including Boeing and Airbus, to reduce production rates. Further, such measures and the public’s desire to avoid catching COVID-19 have heavily impacted the use of aircraft transportation and caused global aviation demand to collapse, resulting in a significant negative impact on our industry, customers, suppliers, partners, workforce and operations.

Since we largely support commercial aerostructures customers, our financial results and prospects are almost entirely dependent on global aviation demand and the resulting rates of production our customers demand from us. Our customers have decreased production rates across multiple programs and may experience pressure to further adjust production rates or again suspend production in the future.

The extent to which the pandemic will continue to negatively affect our business and results of operations will depend on numerous evolving factors and future developments that we are not able to predict, including:

•	whether there will be additional production suspensions relating to the COVID-19 pandemic and the resulting impact on our financial performance, liquidity and our cash flows;

•	if we will have significant employee absenteeism due to infection or fear of COVID-19 infection;

•	if we may experience lawsuits or regulatory actions due to COVID-19 spread in the workplace;

•	reputational risk we may experience due to COVID-19 spread in the workplace;

•	the effect of significant salary cuts across our workforce, which may result in critical employee departures;

•	the impact remote working arrangements, salary reductions, and shortened work weeks for salaried employees will have on the health and productivity of management and our employees, and our ability to maintain our compliance practices and procedures, financial reporting processes and related controls, and manage the complex accounting issues presented by the COVID-19 pandemic such as excess cost accounting, impairment analysis and business combination controls;

•	the impact on the Company’s vendors and outsourced business processes and their process and controls documentation;

•	potential failure or reduced capacity of third parties on which the Company relies, including suppliers, lenders, and other business partners, to meet the Company’s obligations and needs;

•	the impact on our contracts with our customers and suppliers, including force majeure provisions;

•	the availability of a vaccine or cure that mitigates the effect of the virus;

•	the impacts on the financial markets and the availability and cost of credit to the Company;

•	our customers’ ability to pay for our products and services;

•	the impact of Government health and protection policies to future air traffic demand;

•	our ability to withstand and recover from any cyberattacks or operation interruptions as a result of a remote working environment, and potential reputational impacts or loss of customer contracts as a result of such cyberattacks and interruptions; and

•	the impact on demand for the Company’s products, and the public’s demand and ability to pay for future airline travel, whether or not vaccines or effective treatments for COVID-19 become available.

A number of these items have occurred to certain degrees and any or all of these items may occur in the future, which individually or in the aggregate may have a material adverse effect on our business, financial condition, results of operations and cash flows.

We expect that the COVID-19 pandemic will have a significant negative impact on our business for the duration of the pandemic and during the subsequent economic recovery, which could be an extended period of time.

The extent of the effects of the COVID-19 outbreak on our business, results of operations, cash flows, and growth prospects is highly uncertain and will ultimately depend on future developments, most of which are outside of our control. These include, but are not limited to:

•	the severity, extent, and duration of the pandemic and its impact on the aircraft industry;

•	the availability of a vaccine or cure that mitigates the effect of the virus;

•	actions taken by governments and municipalities to contain the disease or treat its impact, including travel restrictions and bans, bans on public gatherings, closures of non-essential businesses and aid and economic stimulus efforts;

•	the speed and extent of the recovery across the industry, including how long the public will continue to be concerned about the pandemic and avoid aircraft travel; and

•	any economic recession resulting from the pandemic.

The pandemic may continue to expand in regions that have not yet been significantly affected by the COVID-19 outbreak or may return to regions that were previously heavily impacted by the pandemic, which could continue to affect our business. Also, existing restrictions in affected areas could be extended after the virus has been contained in order to avoid relapses, and regions that recover from the outbreak may suffer from a relapse and re-imposition of restrictions.

Our expectation is that our business operations will not improve until our customers are willing to produce aircraft at sufficient levels, which is dependent upon the public’s willingness to use aircraft travel and sufficient OEM orders (without suspension) from airlines and the ability of airlines to weather the crisis specifically and generally. This may not occur until well after the broader global economy begins to improve.

The COVID-19 pandemic, along with the B737 MAX grounding, presents significant challenges to our business. The COVID-19 pandemic presents the potential for impairment charges and increased bad debt expense provisions or credit losses, which could negatively impact the Company’s results. Further, our factoring arrangements may expose us to additional risks in light of the pandemic.

Our continued access to sources of liquidity depends on multiple factors, including global economic conditions, the COVID-19 pandemic’s effects on our customers and their production rates, the return to service of the B737 MAX and expected production rates, the condition of global financial markets, the availability of sufficient amounts of financing, our operating performance and our credit ratings. The steps that we have taken to improve our liquidity position may not be adequate and the cost savings may be less than we currently anticipate. In addition, as a result of the repayment and termination of the 2018 Credit Agreement, we expect to no longer have access to a revolving credit facility.

As a result of the impacts of the COVID-19 pandemic, we may be required to raise additional capital and our access to and cost of financing will depend on, among other things, global economic conditions, conditions in the global financing markets, the availability of sufficient amounts of financing, our prospects and our credit ratings.

As of December 31, 2019, Spirit’s corporate credit ratings were Baa3 by Moody’s, and BBB- by S&P Global Ratings. On January 13, 2020, Moody’s downgraded Spirit’s credit rating from Baa3 to Ba2. On January 31, 2020, S&P downgraded Spirit’s credit rating from BBB- to BB. On April 14, 2020, Moody’s further downgraded Spirit’s credit rating from Ba2 to Ba3, and on April 14, 2020, S&P downgraded Spirit’s credit rating from BB to BB-. On June 25, 2020, S&P downgraded Spirit’s credit rating to B+. On July 21, 2020, Moody’s downgraded Spirit’s credit rating to B2 with a negative outlook. On September 24, 2020, Moody’s affirmed this rating. On August 3, 2020, S&P downgraded Spirit’s credit rating to B with a stable outlook. On September 22, 2020, S&P affirmed this rating. The ratings reflect the agencies’ assessment of our ability to pay interest and principal on our debt securities and credit agreements. A rating is not a recommendation to purchase, sell or hold securities. Each rating is subject to revision or withdrawal at any time by the assigning rating organization. Each rating agency has its own methodology for assigning ratings and, accordingly, each rating should be considered independently of all other ratings.

If our credit ratings were to be still further downgraded, or general market conditions were to ascribe higher risk to our rating levels, our industry, or us, our access to capital and the cost of any debt financing will be further negatively impacted. Lower ratings would typically result in higher interest costs of debt securities when they are sold and could make it more difficult to issue future debt securities. In addition, a downgrade in our credit ratings could result in an increase in borrowing costs in connection with the incurrence of new indebtedness or refinancing of our existing indebtedness. There is no guarantee that additional debt financing will be available in the future to fund our obligations, or that it will be available on commercially reasonable terms, in which case we may need to seek other sources of funding. Suppliers may seek credit support or other assurances that could affect our costs of doing business or liquidity. Any downgrade in our credit ratings could thus have a material adverse effect on our business or financial condition.

As a result of the deterioration of our business due to the COVID-19 outbreak, we are currently evaluating goodwill, long-term investments and long-lived assets for possible impairment. Based on our analysis, as of July 2, 2020, no impairment charge related to any long-term investments and/or long-lived assets will be recorded. We currently believe that no impairment to our goodwill (all of which relates to our acquisition of Fiber Materials Inc. (“FMI”) on January 10, 2020) is necessary as FMI’s business and production volumes are substantially insulated from the commercial aerospace industry. In addition, given the volatility in global markets, we are evaluating whether we would expect any incremental bad debt expenses or credit losses. Any material increase in our provisions for bad debt would have a corresponding effect on our results of operations and related cash flows.

The Company has two agreements to sell, on a revolving basis, certain trade accounts receivable balances with Boeing and Airbus to third party financial institutions. These programs were primarily entered into as a result of Boeing and Airbus seeking payment term extensions with the Company and they continue to allow Spirit to monetize the receivables prior to their payment date, subject to payment of a discount. No guarantees are delivered under the agreements. Our ability to continue using such agreements is primarily dependent upon the strength of Boeing’s and Airbus’s financial condition. If any of these financial institutions involved with these arrangements experiences financial difficulties, becomes unwilling to support Boeing or Airbus due to a deterioration in their financial condition or otherwise, or is otherwise unable to honor the terms of the factoring arrangements, we may experience significant disruption and potential liquidity issues due to the failure of such arrangements, which could have an adverse impact upon our operating results, financial condition and cash flows.

Our business depends, in large part, on sales of components for a single aircraft program, the B737 MAX. Further suspensions or reductions in our production rates for the B737 MAX as well as our other programs, as a result of the COVID-19 pandemic may have a material adverse impact on our business, financial condition, results of operations, and cash flows.

For the twelve months ended December 31, 2019, approximately 53% of our net revenues were generated from sales of components to Boeing for the B737 aircraft. While we have entered into long-term supply agreements with Boeing to continue to provide components for the B737 for the life of the aircraft program, including commercial and the military P-8 derivatives, Boeing does not have any obligation to purchase components from us for any replacement for the B737 that is not a commercial derivative model as defined by the Sustaining Agreement. The contract is a requirements contract and Boeing can reduce the purchase volume at any time.

While we have taken actions to align our cost structure to lower 2020 production rates, the benefit of such actions will be realized over time and the B737 MAX situation continues to presents challenges to our business. These challenges are exacerbated by the COVID-19 pandemic as other programs that alleviate the strain of the lower B737 MAX production rate are now producing at lower rates.

If Boeing is unable to return the B737 MAX to service in one or more jurisdictions, begin timely deliveries to customers, or if production levels across our programs are reduced beyond current expectations due to depressed demand relating to COVID-19 or otherwise, our liquidity position may worsen absent our ability to procure additional financing, our ability to comply with the terms of our existing indebtedness may be negatively impacted and our business, financial condition, results of operations, and cash flows could be materially adversely impacted.

While recent news reports have indicated that the recertification process for the B737 MAX continues, we are unable to determine definitively when Boeing will be able to secure regulatory approval for the B737 MAX. Based on public information, we have assumed that U.S. regulatory approval will enable Boeing to resume delivering B737 MAX aircraft to its customers in the fourth quarter of 2020. However, international civil aviation authorities control the timeline for recertification and resumption of deliveries and actual timing may be materially different. Further, we cannot predict the effect of the COVID-19 pandemic on this timeline. In the event of delays to this timeline and corresponding changes to our production rate, we may be required to take actions with longer-term impact, such as additional changes to our production plans, employment reductions and/or the expenditure of significant resources to support our supply chain and/or Boeing. In addition, a delay to that timeline and corresponding changes to our production rate may cause us to default under our credit agreement.

Our business depends on our ability to maintain a healthy supply chain and timely deliver products that meet or exceed stringent quality standards, which are negatively impacted by the COVID-19 pandemic. Fluctuating production rates may require the Company to exercise order terminations under its contract and Spirit may incur fees for such terminations.

Our business depends on our ability to maintain a healthy supply chain, achieve planned production rate targets, and meet or exceed stringent performance and reliability standards. The supply chain for large commercial aerostructures is complex and involves hundreds of suppliers and their technical employees from all over the world.

Operational issues, including delays or defects in supplier components relating to government mandated production shutdowns or otherwise, could result in significant out-of-sequence work and increased production costs, as well as delayed deliveries to customers. Our suppliers’ failure to provide parts on a timely basis or to provide parts that meet our technical specifications could have a materially adverse effect on production schedules, contract performance, and contract profitability. We may not be able to find acceptable alternatives, and any such alternatives could result in increased costs for us and possible forward losses on certain contracts. Even if acceptable alternatives are found, the process of locating and securing such alternatives might be disruptive to our business and might lead to termination of our supply agreements with our customers.

In order for us to keep the supply chain healthy, we must minimize disruption and production changes. Our suppliers are experiencing substantial disruption due to the B737 MAX grounding and the impacts of COVID-19 and the production rate changes resulting from both events. Due to cost pressures and revenue deterioration, many suppliers are distressed and some of our suppliers have filed or may file for restructuring relief. The indenture and the 2020 Credit Agreement are expected to generally restrict the amount of funds we can invest in suppliers to assist with difficulties. If these suppliers cannot timely deliver components to us at the cost and rates necessary to achieve our targets and we are not able to secure timely and adequate replacement parts, we may be unable to meet delivery schedules and/or the financial performance of our programs would suffer. If any of such suppliers supply critical parts to us, we may breach our obligations to our customers and, as a result, or customers may terminate such agreements. If the agreements are significant to us, our business, financial condition, results of operations and cash flows could be materially adversely impacted.

Our backlog is subject to change due to the COVID-19 pandemic, the B737 MAX grounding, and related cancellations.

From time to time, we disclose our expected backlog associated with large commercial aircraft, business and regional jets, and military equipment deliveries, calculated based on contractual and historical product prices and expected delivery volumes. We expect our backlog to decline throughout 2020 due to cancellations related to the COVID-19 pandemic, and the pandemic may also extend or delay the time in which we expect to realize value from our backlog. Further, public information has indicated that certain customers are deferring or canceling B737 MAX orders based on the prolonged grounding and/or due to COVID-19 depressed demand, which will cause the B737 MAX backlog to further deteriorate. If the B737 MAX aircraft remains grounded for an extended period of time, additional reductions to the backlog and/or significant order cancellations should be expected.

Backlog is calculated based on the number of units Spirit is under contract to produce on our fixed quantity contracts, and Boeing’s and Airbus’ announced backlog on our supply agreements (which are based on orders from customers). Accordingly, we rely on latest available information from Boeing and Airbus to calculate our backlog. The latest available information we have to date may not reflect expected cancellations related to the COVID-19 pandemic or the continued B737 MAX grounding. The number of units may be subject to cancellation or delay by the customer prior to shipment, depending on contract terms. The level of unfilled orders at any given date during the year may be materially affected by the timing of our receipt of firm orders and additional airplane orders, and the speed with which those orders are filled. Accordingly, our expected backlog does not necessarily represent the actual amount of deliveries or sales for any future period.

The pending Bombardier Acquisition may subject us to litigation.

Although we believe that we have complied with our covenants and agreements under the Bombardier Purchase Agreement with respect to the Bombardier Acquisition, the acquisition may not close as a result of the passage of the Bombardier End Date or otherwise. In such event, the Bombardier Sellers may commence legal actions alleging that we have not complied with our applicable covenants and agreements. There is a risk that the outcome of any such potential litigation will not be in our favor. Such litigation may result in substantial costs and diversion of our management’s attention and resources, and could disrupt our business, as well as have a material adverse effect on our financial condition and results of operations.